Exhibit 99.1

INFORMATION
FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 1 North Brentwood Blvd. St. Louis, Missouri 63105 For Further Information Call John Hastings 314-863-1100

FURNITURE BRANDS INTERNATIONAL REPORTS

SECOND QUARTER 2008 FINANCIAL RESULTS

Quarterly Dividend Declared

•	Sales from continuing operations totaled $450 million, down 13% from prior year due to weak economic environment

•	Reported net loss from continuing operations of $24 million, down due to weak market conditions and charges related to strategic initiatives

•	Strategic plan acceleration now forecasted to provide an incremental $15 million to $20 million in annual, run-rate savings

•	Balance sheet remains strong with quarter-end cash of $132 million, long-term debt of $200 million

St. Louis, Missouri, August 6, 2008 -- Furniture Brands International (NYSE: FBN) announced today its financial results for the second quarter ended June 30, 2008. These results are from continuing operations and exclude the impact of the first quarter 2008 sale and operations of Hickory Business Furniture (“HBF”). The sale of this business was announced in the fourth quarter of 2007 and has been treated as a discontinued operation in both the 2007 and 2008 periods.

Net sales for the 2008 second quarter were $450 million, compared with $519 million in the second quarter of 2007. Results from continuing operations were a loss of $0.49 per diluted share in the 2008 quarter compared to earnings per share of $0.09 for the second quarter of 2007. Results from continuing operations for the 2008 quarter include $30 million in pre-tax charges and factory downtime costs related to the effects of a weakening retail economy and our strategic initiatives and $6 million in fees related to implementation of the shared services organization and proxy-related costs. These charges equate to $0.53 per diluted share. Results from continuing operations for the 2007 quarter include $5 million in pre-tax charges, which equates to $0.07 per diluted share. A table detailing these numbers is attached to this press release.

Ralph P. Scozzafava, Chairman of the Board and Chief Executive Officer, commented: “Furniture Brands’ current financial results are a true reflection of the macroeconomic environment and its impact on today’s home furnishings industry. The need to drive efficiencies has never been greater, and our balance sheet provides us with the resources and flexibility to accelerate our strategic plan. We continue to build our commercial capabilities in the areas of product development, marketing and sales while eliminating waste in our cost structure. Once this phase of initiatives is fully implemented in mid-2009, the accelerated plan will generate $55 million to $70 million in run-rate savings over our current holding company model. The acceleration of the strategic plan will not only help Furniture Brands weather the current industry downturn but it will position us as a stronger competitor for the future.

“We are aggressively reshaping Furniture Brands into a company that will succeed in our industry regardless of macro-economic conditions. In addition to the broad initiatives of domestic manufacturing consolidation and international expansion that we have previously outlined, we are also focused on the day-to-day aspects of our business that affect profitability. Our progress on this front is illustrated by the second consecutive quarter of improved gross margin performance and by continued strong inventory controls,” Mr. Scozzafava said.

Mr. Scozzafava concluded, “Our strategic plan is the roadmap for Furniture Brands’ success, and it encompasses more than cost reductions. Core elements of the plan include building on the power of our brands with consumers and winning in the store. We introduced a number of exciting new products at last week’s Las Vegas market and unveiled a new e-commerce strategy to our retail partners. This fall we’ll launch our first products that incorporate in-depth consumer testing to enable our dealers to have a much higher success rate with our products at their stores. These and numerous other marketing efforts are being executed to deliver top-line performance that matches the progress we’re making on delivering operational excellence.”

Full Year Earnings Guidance

As disclosed on July 15, the company has revised its 2008 financial guidance to a GAAP net loss per share from continuing operations of $0.49 to $0.55. Charges related to the acceleration of the company’s strategic plan as well as factory downtime costs from the weak economy, rent expense from closed stores, and advisory fees associated with the proxy contest and shared services implementations total $0.88 to $1.04 per share and are included in the revised guidance. The company is forecasting net sales for fiscal 2008 of $1.75 billion to $1.80 billion. The company also anticipates realizing a 2008 effective tax rate on continuing operations of approximately 27 percent primarily due to the inability to recognize tax benefits related to a portion of 2008 tax losses.

Quarterly Dividend Declared

The Board of Directors declared today a quarterly dividend of $0.04 per common share payable August 29, 2008 to shareholders of record at the close of business on August 18, 2008.

Upcoming Investor Events

A conference call will be held to discuss second quarter results at 7:30 a.m. (Central Time) on August 7, 2008. The call can be accessed in Upcoming Investor Events on the company’s website at furniturebrands.com under ``Investor Info’’. Access to the call and the release will be archived for one year.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.

Cautionary Statement Regarding Forward-Looking Statements

Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,’’ “believe,’’ “positioned,’’ “estimate,’’ “project,’’ “target,’’ “continue,’’ “intend,’’ “expect,’’ “future,’’ “anticipates,’’ and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2007, in our Quarterly Reports on Form 10-Q, and in our other public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution and cost savings programs; manufacturing realignments; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of goodwill and other intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 3008	June 30, 2007
Net sales	$449,870	$519,471	$927,070	$1,076,430
Cost of sales	349,520	409,600	715,701	848,685
Gross profit	100,350	109,871	211,369	227,745
Selling, general & administrative expenses	131,979	102,170	233,960	213,199
Earnings (loss) from operations	(31,629)	7,701	(22,591)	14,546
Interest expense	2,802	6,218	6,945	11,291
Other income, net	1,081	5,951	3,317	6,383
Earnings (loss) from continuing operations before income tax expense (benefit)	(33,350)	7,434	(26,219)	9,638
Income tax expense (benefit)	(9,354)	3,013	(5,971)	3,914
Net earnings (loss) from continuing operations	(23,996)	4,421	(20,248)	5,724
Net earnings from discontinued operations	52	1,387	29,920	2,961
Net earnings (loss)	$(23,944)	$5,808	$9,672	$8,685

Earnings per common share - Basic and Diluted:
Earnings (loss) from continuing operations	$(0.49)	$0.09	$(0.42)	$0.12
Earnings from discontinued operations	$0.00	$0.03	$0.61	$0.06
Net earnings (loss)	$(0.49)	$0.12	$0.20	$0.18

Weighted average common shares outstanding -
- Basic and Diluted	48,806	48,444	48,683	48,390

Selected Items Included in Condensed Consolidated Statement of Operations

The following items are included in our Condensed Statements of Operations for the periods indicated and are the result of our strategic initiatives and other matters.

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(in thousands)		(in thousands)
Selected items (increasing)/decreasing earnings before income tax expense:
Closed store expense (1)	$11,207	$—	$13,420	$—
Plant closure expense (income):
Cost of sales	92	1,150	92	1,581
Selling, general, and administrative expenses	—	290	(1,243)	1,038
Accounts receivable charge (1)	11,111	—	11,111	—
Factory downtime costs (2)	7,505	7,496	9,804	9,092
Proxy advisory fees (1)	1,290	—	1,877	—
Shared services advisory fees (1)	4,773	—	6,284	—
Termination of hedge accounting (3)	—	(3,493)	—	(3,493)
Total	$35,978	$5,443	$41,345	$8,218

(1) Included in selling, general, and administrative expenses.

(2) Included in cost of sales.

(3) $4,088 gain from discontinuing hedge accounting in Other Income offset by $595 amortization of make-whole payment in Interest Expense.

FURNITURE BRANDS INTERNATIONAL

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	June 30, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$131,805	$118,764
Cash - Restricted	—	20,000
Receivables, less allowances of $45,258 ($45,467 at December 31, 2007)	249,674	292,694
Inventories	391,302	401,302
Prepaid expenses and other current assets	52,165	54,858
Current assets of discontinued operations	—	12,236
Total current assets	824,946	899,854

Property, plant and equipment, net	180,169	178,564
Intangible assets	329,927	329,927
Other assets	33,778	36,770
Noncurrent assets of discontinued operations	—	17,963
	$1,368,820	$1,463,078

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$—	$20,800
Accounts payable	82,766	93,557
Accrued expenses and other current liabilities	92,847	67,735
Current liabilities of discontinued operations	—	5,307
Total current liabilities	175,613	187,399

Long-term debt	200,000	280,000
Other long-term liabilities	141,577	150,772
Noncurrent liabilities of discontinued operations	—	141

Shareholders’ equity	851,630	844,766
	$1,368,820	$1,463,078

FURNITURE BRANDS INTERNATIONAL

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(in thousands)

(Unaudited)

	Six Months Ended
	June 30, 2008	June 30, 2007
Cash flows from operating activities:
Net earnings	$9,672	$8,685
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,276	16,316
Compensation expense related to stock option grants and restricted stock awards	2,024	1,895
Provision (benefit) for deferred income taxes	(6,134)	(2,023)
Gain on sale of discontinued operations	(48,109)	—
Other, net	(1,603)	(3,402)
Changes in operating assets and liabilities:
Accounts receivable	46,211	33,976
Inventories	17,843	25,653
Prepaid expenses and other assets	316	1,407
Accounts payable and other accrued expenses	10,325	9,417
Other long-term liabilities	(3,206)	7,876
Net cash provided by operating activities	39,615	99,800

Cash flows from investing activities:
Acquisition of stores, net of cash acquired	(9,505)	(4,241)
Proceeds from the sale of discontinued operations	73,359	—
Proceeds from the disposal of assets	3,297	5,961
Additions to property, plant and equipment	(9,025)	(8,205)
Net cash provided (used) by investing activities	58,126	(6,485)

Cash flows from financing activities:
Payment of debt issuance costs	—	(1,042)
Additions to long-term debt	—	4,000
Payments of long-term debt	(100,800)	(14,800)
Restricted cash used for the payment of long-term debt	20,000	—
Payments of cash dividends	(3,892)	(15,495)
Other	(8)	—
Net cash used by financing activities	(84,700)	(27,337)

Net increase in cash and cash equivalents	13,041	65,978
Cash and cash equivalents at beginning of period	118,764	26,565
Cash and cash equivalents at end of period	$131,805	$92,543

Supplemental disclosure:
Cash payments for income taxes, net	$7,269	$3,812

Cash payments for interest expense	$8,539	$9,587